Item 77Q2 and Sub-Item 102P2 DWS Global
Commodities Stock Fund, Inc.

Based on a review of reports filed by
the Fund's directors and executive
officers, the investment adviser, officers and directors of the investment adviser, affiliated persons of the investment adviser and beneficial holders of 10% or more of the Fund's outstanding stock, and written representations by the
Reporting Persons that no year-end
reports were required for such persons,
all filings required by Section 16(a) of the Securities and Exchange Act of 1934 for the fiscal year ended
December 31, 2008 were timely, except
that Rebecca W. Rimel, a Fund Director,
filed a Form 4 late.  This was
Ms. Rimel's first share purchase and
she was unsure of the policy.
Ms. Rimel has since corrected her
omission by making the required filing.